Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

•	Form S-8 relating to the Education Management Corporation Omnibus Long-Term Incentive Plan (No. 333-162320)

•	Form S-8 relating to the Education Management Corporation 2006 Stock Option Plan (No. 333-162881)

of our reports dated September 3, 2013, with respect to the consolidated financial statements and schedule of Education Management Corporation and Subsidiaries and the effectiveness of internal control over financial reporting of Education Management Corporation and Subsidiaries included in this Annual Report (Form 10-K) of Education Management Corporation and Subsidiaries for the year ended June 30, 2013.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
September 3, 2013